                                                                   EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                                                                                THREE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                     MARCH 31,
                                         -----------------------------------------------------------------------------
                                              1992        1993           1994     1995      1996      1996       1997
                                         -----------------------------------------------------------------------------
Pretax income............................   $213,206    $26,983(1)    $211,983  $253,327  $379,039   104,831   132,653
Fixed charges
   Interest expense......................     20,261     30,506         28,721    50,379    49,858    13,443    11,315
   Preferred Stock dividends of
      a subsidiary.......................      4,674      1,681
   Capitalized debt cost.................        913      1,536          1,452     1,486     1,332       390       311
   Interest portion of rent expenses.....      2,840      2,777          3,170     3,126     2,928       816       771
                                            --------    -------       --------  --------  --------  --------  --------
                Total fixed charges......     28,688     36,500         33,343    54,991    54,118    14,649    12,397
Less: Capitalized interest, net..........     14,408      4,623          1,464     4,845     8,690     1,479     3,634
                                            --------    -------       --------  --------  --------  --------  --------
                                              14,280     31,877         31,879    50,146    45,428    13,170     8,763
Earnings before fixed charges............   $227,486    $58,860       $243,862  $303,473  $424,467  $118,001  $141,416
                                            ========    =======       ========  ========  ========  ========  ========
Ratio of earnings to fixed charges.......       7.93       1.61           7.31      5.52      7.84      8.06     11.41

(1) During 1993, the Company recorded a non-cash charge to depreciation, depletion and amortization of $103 million pretax ($48 million after-tax) for the write-down of its investment in the U.K. North Sea's Piper field. Excluding the effect of the Piper write-down, the ratio of earnings to fixed charges for 1993 would have been 4.45.